                                                                       EXHIBIT 4


                                                                  EXECUTION COPY

                             STOCK OPTION AGREEMENT

         STOCK OPTION AGREEMENT (this "Agreement"), dated as of October 18, 2002, by and between Progress Software Corporation, a Massachusetts corporation ("Parent"), and eXcelon Corporation, a Delaware corporation (the "Company").

         WHEREAS, the Company, Parent and Merger Sub, Inc., a Delaware corporation and a newly-formed and wholly-owned direct subsidiary of Parent ("Merger Sub"), are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") which provides, among other things, that Merger Sub will be merged with and into the Company pursuant to the terms and conditions thereof (capitalized terms used but not defined herein shall have the meanings respectively ascribed to them in the Merger Agreement); and

         WHEREAS, as an essential condition and inducement to Parent's entering into the Merger Agreement and in consideration therefor, Parent and Merger Sub have required that the Company agree, and believing it to be in the best interests of the Company, the Company has agreed, among other things, to grant Parent the Option (as hereinafter defined) to purchase shares of Company Common Stock at a price per share equal to the Exercise Price (as defined herein).

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

                                   ARTICLE 1

                            OPTION TO PURCHASE SHARES

         1.1 Grant of Option.

              (a) The Company hereby grants to Parent an irrevocable option to purchase, in whole or in part, an aggregate of up to 1,475,000 duly authorized, validly issued, fully paid and nonassessable shares of Company Common Stock (representing approximately 19.9% of the outstanding shares of Company Common Stock as of the date hereof) on the terms and subject to the conditions set forth herein (the "Option"); provided, however, that in no event shall the number of shares of Company Common Stock for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Company Common Stock at the time of exercise without giving effect to the issuance of any Option Shares (as hereinafter defined). The number of shares of Company Common Stock that may be received upon the exercise of the Option and the Exercise Price are subject to adjustment as herein set forth.

              (b) In the event that any additional shares of Company Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in Article III hereof), the number of shares of Company Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Company Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Company Common Stock then issued and outstanding without giving effect to any shares subject to or issued or issuable pursuant to the Option. Nothing contained in this Section 1.1(b) or elsewhere in this Agreement shall be deemed to authorize the Company to breach any provision of the Merger Agreement. As used herein, the term "Option Shares" means the shares of Company Common Stock issuable pursuant to the Option, as the number of such shares shall be adjusted pursuant to the terms hereof.

         1.2 Exercise of Option.

              (a) Parent may exercise the Option, as a whole or in part, at any time and from time to time, commencing upon the Exercise Date and prior to the Expiration Date. As used herein, the term "Exercise Date" means the date on which Parent becomes entitled to receive the Termination Fee pursuant to Section 7.3(b) of the Merger Agreement. As used herein, the term "Expiration Date" means the first to occur prior to the Parent's exercise of the Option pursuant to
Section 1.2(b) of:

                  (i) the Effective Time;

                  (ii) written notice of termination of this Agreement by Parent to the Company;

                  (iii) the termination of the Merger Agreement under circumstances where the Termination Fee could not become payable; or

                  (iv) the date that is twelve (12) months from the date of termination of the Merger Agreement.

Notwithstanding the termination of the Option, Parent shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the Expiration Date, and the termination of the Option shall not affect any rights hereunder which by their terms do not terminate or expire prior to or at the Expiration Date.

              (b) In the event that Parent wishes to exercise the Option, Parent shall send to the Company a written notice (such notice being herein referred to as an "Exercise Notice" and the date of issuance of an Exercise Notice being herein referred to as the "Notice Date"), indicating that Parent is exercising the Option and specifying (i) the number of Option Shares to be purchased, (ii) whether the aggregate Exercise Price will be paid in cash or by surrendering a portion of the Option in accordance with Section 1.3(b) or a combination thereof, and (iii) a place and date not earlier than two (2) Business Days nor later than ten (10) Business Days after the Notice Date for the closing of such purchase (the "Option Closing Date"); provided that, if the closing of the purchase and sale pursuant to the Option (the "Option Closing") cannot be consummated, by reason of any applicable order of a Governmental Authority ("Order"), the period of time that otherwise would run pursuant to this Section 1.2(b) shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided, further, without limiting the foregoing, that if, in the reasonable opinion of Parent, prior notification to or approval of any Governmental Authority is required in connection with such purchase, the Company or Parent, as the case may be, shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this Section 1.2(b) shall run instead from the date on which any required notification periods shall have expired or been terminated or all such approvals shall have been obtained and any requisite waiting period or periods shall have elapsed. Notwithstanding any prior Exercise Notice, Parent shall be entitled to rescind such Exercise Notice, without penalty of any kind, and shall not be obligated to purchase any Option Shares in connection with such exercise upon written notice to such effect to the Company.

              (c) At any Option Closing, (i) the Company shall deliver to Parent all of the Option Shares to be purchased by delivery of a certificate or certificates evidencing such Option Shares in the denominations designated by Parent in the Exercise Notice, and (ii) if the Option is exercised in part and/or surrendered in part to pay the aggregate Exercise Price, the Company and Parent shall execute and deliver an amendment to this Agreement reflecting the Option Shares for which the Option has not been exercised and/or surrendered. If at the time of issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, the Company shall have issued any rights or other securities which are attached to or otherwise associated with the Company Common Stock, then each Option Share issued pursuant to such exercise shall also represent such rights or other securities with terms substantially the same as and at least as favorable to Parent as are provided under any shareholder rights agreement or similar agreement of the Company then in effect. At the Option Closing, Parent shall pay to the Company by wire transfer of immediately available funds to an account specified by the Company to Parent in writing at least two Business Days prior to the Option Closing an amount equal to the Exercise Price multiplied by the number of Option Shares to be purchased for cash pursuant to this Article I; provided that the failure or refusal of the Company to specify an account shall not affect the Company's obligation to issue the Option Shares.

              (d) Upon the delivery by Parent to the Company of the Exercise Notice and the tender of the applicable aggregate Exercise Price in immediately available funds or the requisite portion of the Option, Parent shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company may then be closed, that certificates representing such Option Shares may not then have been actually delivered to Parent, or the Company may have failed or refused to take any action required of it hereunder. The Company shall pay all expenses that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 1.2 in the name of Parent or its designees, stock certificates or a substitute option agreement in the name of the assignee, transferee or designee of Parent and any filing fees and other expenses arising from the performance of the transactions contemplated hereby, including pursuant to the HSR Act; provided that Parent shall pay for any transfer taxes if stock certificates are issued to anyone other than Parent.

              (e) Certificates for the Option Shares delivered at an Option Closing will have typed or printed thereon a restrictive legend which will read substantially as follows:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO

         ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF OCTOBER 18, 2002, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF CHOPIN AT ITS PRINCIPAL EXECUTIVE OFFICES".

         It is understood and agreed that (i) the references to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Parent has delivered to the Company a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposed of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such references.

         1.3 Payments.

              (a) The purchase and sale of the Option Shares pursuant to Section
1.2 of this Agreement shall be at a purchase price equal to $3.19 per Share (as such amount may be adjusted pursuant to the terms hereof, the "Exercise Price"), payable at Parent's option in cash, by surrender of a portion of the Option in accordance with Section 1.3(b), or a combination thereof.

              (b) Parent may elect to purchase Option Shares issuable, and pay some or all of the aggregate Exercise Price payable, upon an exercise of the Option by surrendering a portion of the Option with respect to such number of Option Shares as is determined by dividing the (i) aggregate Exercise Price payable in respect of the number of Option Shares being purchased in such manner by (ii) the excess of the Fair Market Value (as defined below) per share of Company Common Stock as of the last trading day preceding the Option Closing Date over the per share Exercise Price. The "Fair Market Value" per share of Company Common Stock shall be (i) if the Company Common Stock is listed on the Nasdaq National Market ("NASDAQ"), national securities exchange or other nationally recognized exchange or trading system as of the Option Closing Date, the average of last reported sale prices per share of Company Common Stock thereon for the ten (10) trading days immediately preceding the Option Closing Date, or (ii) if the Company Common Stock is not listed on the NASDAQ, any national securities exchange or other nationally recognized exchange or trading system as of the Option Closing Date, the amount determined by a mutually acceptable independent investment banking firm as the value per share the Company Common Stock would have if publicly traded on a nationally recognized exchange or trading system (assuming the absence of unusual market conditions and no discount for minority interest, illiquidity or restrictions on transfer).

                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

         2.1 Representations and Warranties of Parent.

              (a) Due Organization, Authorization, etc. Parent is duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. The execution, delivery and performance of this Agreement by Parent will not constitute a violation of, conflict with, or result in a default under, (i) any judgment, decree or order applicable to Parent or
(ii) any law, rule or regulation of any governmental body applicable to the Parent or by which its properties or assets are bound or affected. The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require Parent to obtain any consent, approval, authorization or permit of, or filing by Parent with or notification by Parent to, any governmental or regulatory authority, domestic or foreign, except (i) compliance with the applicable requirements under the Exchange Act, (ii) compliance with the HSR Act, if applicable and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Parent its obligations under this Agreement.

              (b) Parent hereby represents and warrants to the Company that any Option Shares acquired by Parent upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

         2.2 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent as follows:

              (a) Due Authorization; Good Standing. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the issuance and exercise of the Option) have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement.

              (b) Option Shares. The Company has taken all necessary corporate and other action to authorize and reserve for issuance, and to permit it to issue, the Option Shares and all additional shares or other securities which may be issued pursuant to Article III upon exercise of the Option, and, at all times from the date hereof until such time as the obligation to deliver Option Shares hereunder terminates, will have reserved for issuance upon exercise of the Option the Option Shares and such other additional shares or securities, if any. All of the Option Shares and all additional shares or other securities or property which may be issuable pursuant to Article III, upon exercise of the Option and issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, shall be delivered free and clear of all Liens of any nature whatsoever (other than those imposed by reason of the action of Parent), and shall not be subject to any preemptive or similar right of any Person.

              (c) No Conflict; Required Filings and Consents. The execution and delivery by the Company of this Agreement do not, and the performance of this Agreement shall not, (i) conflict with or violate the certificate of incorporation or bylaws of the Company, (ii) conflict with or violate any Law or Order in each case applicable to the Company or by which its properties or assets are bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its properties or assets is bound or affected, except in the case of clause (ii) or (iii) above, for any such conflicts, breaches, violations, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The execution and delivery by the Company of this Agreement do not, and the performance of this Agreement shall not, require the Company to, obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, domestic or foreign, except for compliance with applicable requirements of the Securities Act, the Exchange Act and Blue Sky Laws, the foreign competition laws or where the failure to obtain such Approvals, or to make such filings or notifications, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

              (d) Takeover Laws. The Board of Directors of the Company has, prior to the date hereof, approved this Agreement, the Merger Agreement and the Merger and the other transactions contemplated hereby and thereby and such approval is sufficient to render inapplicable to this Agreement, the Merger Agreement, the Offer, the Merger and any other transactions contemplated hereby and thereby, the restrictions of Section 203 of the DGCL. No Delaware law or other takeover statute or similar Law and no provision of the certificate of incorporation or bylaws of the Company or any Material Agreement to which the Company is a party (a) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement, or (b) as a result of the consummation of the transactions contemplated by this Agreement, the Company or the Surviving Corporation by Parent or Merger Sub (i) would or would purport to restrict or impair the ability of Parent to vote or otherwise exercise the rights of a shareholder with respect to securities of the Company or any of its Subsidiaries that may be acquired or controlled by Parent or (ii) would or would purport to entitle any Person to acquire securities of the Company.

                                   ARTICLE 3

                   ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

         In addition to the adjustment in the number of shares of Company Common Stock that may be purchased upon exercise of the Option pursuant to Section 1.1 of this Agreement, the number of shares of Company Common Stock that may be purchased upon the exercise of the Option and the Exercise Price shall be subject to adjustment from time to time as provided in this Article III. In the event of any change in the number of issued and outstanding shares of Company Common Stock by reason of any stock dividend, split-up, merger, reorganization, recapitalization, combination, conversion, exchange of shares, spin-off or other change in the corporate or capital structure of the Company which would have the effect of diluting or otherwise diminishing Parent's rights hereunder, the number and kind of Option Shares or other securities subject to the Option and the Exercise Price therefor shall be appropriately adjusted so that Parent shall receive upon exercise (or, if such a change occurs between exercise and Option Closing, upon Option Closing) of the Option the number and kind of shares or other securities or property that Parent would have received in respect of the Option Shares that Parent is entitled to purchase upon exercise of the Option if the Option had been exercised (or the purchase thereunder had been consummated, as the case may be) immediately prior to such event or the record date for such event, as applicable. The rights of Parent under this Section shall be in addition to, and shall in no way limit, its rights against the Company for breach of any provision of the Merger Agreement.

                                   ARTICLE 4

                      REGISTRATION RIGHTS OF OPTION SHARES

         4.1 Demand Registration. If requested by Parent at any time and from time to time after receipt by Parent of Option Shares (the "Registration Period"), the Company shall use its reasonable best efforts, as promptly as practicable, to effect the registration under the Securities Act and any applicable state law (a "Demand Registration") of such number of Option Shares owned by or issuable to Parent in accordance with the method of sale or other disposition contemplated by Parent, including a "shelf" registration statement under Rule 415 of the Securities Act or any successor provision, and to obtain all consents or waivers of other parties that are required therefor. The Company shall keep such Demand Registration effective for a period of not less than nine months, unless, in the written opinion of counsel to the Company, which opinion shall be delivered to Parent and which shall be satisfactory in form and substance to Parent and its counsel, such registration under the Securities Act is not required in order to lawfully sell and distribute such Option Shares in the manner contemplated by Parent. The Company shall only have the obligation to effect two Demand Registrations pursuant to this Article IV; provided, that only requests relating to a registration statement that has become effective under the Securities Act shall be counted for purposes of determining the number of Demand Registrations made. The Company shall be entitled to postpone for up to ninety (90) days from receipt of Parent's request for a Demand Registration the filing of any registration statement in connection therewith if the Board of Directors of the Company determines in its good faith reasonable judgment, that such registration would materially interfere with or require premature disclosure of, and have a material adverse effect on, any material acquisition, reorganization or other transaction involving the Company or any other agreement under active negotiation by the Company, which, if signed, the Company would be required by the Exchange Act and the rules thereunder to file with the SEC; provided, however, that the Company shall not have postponed any Demand Registration pursuant to this sentence during the twelve (12) month period immediately preceding the date of delivery of Parent's request for a Demand Registration.

         4.2 Incidental Registration. If the Company effects a registration under the Securities Act of Company Common Stock for its own account or for any other stockholders of the Company (other than on Form S-4 or Form S-8, or any successor form), Parent shall have the right to participate in such registration (an "Incidental Registration" and, together with a Demand Registration, a "Registration"); provided, however, that, if the managing underwriters of such offering advise the Company in writing that in their opinion the number of shares of Company Common Stock requested to be included in such Incidental Registration exceeds the number which can be sold in such offering, the Company shall include therein (i) first all shares proposed to be included therein by the Company and (ii) second the shares requested to be included therein by Parent pro rata with the shares intended to be included therein by any other stockholder of the Company. Participation by Parent in any Incidental Registration shall not affect the obligation of the Company to effect Demand Registrations under this Article IV. The Company may withdraw any registration under the Securities Act that gives rise to an Incidental Registration without the consent of Parent.

         4.3 Representations and Warranties; Listing. In connection with any Registration pursuant to this Article IV, (i) the Company and Parent shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution obligations in connection with such Registration, and (ii) the Company shall use reasonable best efforts to cause any Option Shares included in such Registration to be approved for listing on NASDAQ or any national securities exchange upon which the Company's securities are then listed, subject to official notice of issuance, which notice shall be given by the Company upon issuance. The costs and expenses incurred by the Company in connection with any Registration pursuant to this Article IV (including any fees related to Blue Sky qualifications and SEC filing fees) (the "Registration Expenses") shall be borne by the Company, excluding legal fees of Parent's counsel, fees of any other advisors to Parent such as financial advisors or accountants, and underwriting discounts or commissions with respect to Option Shares to be sold by Parent included in a Registration.

         4.4 Termination of Rights. Notwithstanding anything contained in this
Article IV to the contrary, Parents right to participate in a Registration pursuant to Sections 4.1 and 4.2 shall terminate upon the earlier to occur of:
(i) the date that all such Option Shares held or entitled to be held under this Agreement shall have first become eligible for sale under Rule 144 (or any similar rule then in force) during any three (3)-month period; (ii) the date that all such Option Shares held or entitled to be held under this Agreement may immediately be sold under Rule 144(k) (or any similar rule then in force) or
(iii) two (2) years from the date of this Agreement.

                                   ARTICLE 5

                      REPURCHASE RIGHTS; SUBSTITUTE OPTIONS

         5.1 Repurchase Rights.

              (a) Subject to Section 6.1, at any time on or after the Exercise Date and prior to the Expiration Date, Parent shall have the right (the "Repurchase Right") to require the Company to repurchase from Parent (i) the Option or any part thereof as Parent shall designate at a price (the "Option Repurchase Price") equal to the amount, subject to clause (iii) of Section 6.1(a), by which (A) the Market/Offer Price (as defined below) exceeds (B) the Exercise Price, multiplied by the number of Option Shares as to which the Option is to be repurchased and (ii) such number of the Option Shares as Parent shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the highest price per share of Company Common Stock offered or paid in any Acquisition Proposal or any acquisition by any Person or group, in a single transaction or a series of related transactions, after the date hereof of 10% or more of the outstanding shares of capital stock of the Company, (ii) the highest closing price for shares of Company Common Stock during the 10 trading days ending on the second trading day prior to the date Parent gives the Repurchase Notice (as hereinafter defined), or (iii) in the event of a sale of all or substantially all of the Company's assets, the sum of the net price paid in such sale for such assets plus the current market value of the remaining net assets of the Company as determined by a nationally recognized investment banking firm selected by Parent and reasonably acceptable to the Company, divided by the number of shares of Company Common Stock issued and outstanding at the time of such sale, which determination, absent manifest error, shall be conclusive for all purposes of this Agreement. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Parent and reasonably acceptable to the Company, which determination, absent manifest error, shall be conclusive for all purposes of this Agreement.

              (b) Parent shall exercise its Repurchase Right by delivering to the Company written notice (a "Repurchase Notice") stating that Parent elects to require the Company to repurchase all or a portion of the Option and/or the Option Shares as specified therein. The closing of the Repurchase Right (the "Repurchase Closing") shall take place in the United States at the place, time and date specified in the Repurchase Notice, which date shall not be less than two business days nor more than ten business days from the date on which the Repurchase Notice is delivered. At the Repurchase Closing, subject to the receipt of a writing evidencing the surrender of the Option and/or certificates representing Option Shares, as the case may be, the Company shall deliver to Parent the Option Repurchase Price therefor or the Option Share Repurchase Price therefor, as the case may be, or the portion thereof that the Company is not then prohibited under applicable law and regulation from so delivering. At the Repurchase Closing, (i) the Company shall pay to Parent the Option Repurchase Price for the portion of the Option which is to be repurchased or the Option Shares Repurchase Price for the number of Option Shares to be repurchased, as the case may be, by wire transfer of immediately available funds to an account specified by Parent at least 24 hours prior to the Repurchase Closing and (ii) if the Option is repurchased only in part, the Company and Parent shall execute and deliver an amendment to this Agreement reflecting the Option Shares for which the Option is not being repurchased.

              (c) To the extent that the Company is prohibited under applicable law or regulation from repurchasing the portion of the Option or the Option Shares designated in such Repurchase Notice, the Company shall immediately so notify Parent and thereafter deliver, from time to time, to Parent the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five (5) Business Days after the date on which the Company is no longer so prohibited; provided, however, that if the Company at any time after delivery of a Repurchase Notice is prohibited under applicable Law from delivering to Parent the full amount of the Option Repurchase Price and the Option Share Repurchase Price for the Option or Option Shares to be repurchased, respectively, Parent may rescind the exercise of the Repurchase Right, whether in whole, in part or to the extent of the prohibition, and, to the extent rescinded, no part of the amounts, terms or the rights with respect to the Option or Repurchase Right shall be changed or affected and such rights shall remain as if such Repurchase Right was not exercised.

         5.2 Substitute Option.

              (a) In the event that the Company enters into an agreement (i) to consolidate with or merge into any person, other than Parent or any Subsidiary of Parent (each an "Excluded Person"), and the Company is not the continuing or surviving corporation of such consolidation or merger, (ii) to permit any Person, other than an Excluded Person, to merge into the Company and the Company shall be the continuing or surviving or acquiring corporation, but, in connection with such merger, the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property or the then outstanding shares of Company Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than an Excluded Person, then, and in each such case, the agreement governing such transaction shall make proper provision so that, unless earlier exercised by Parent, the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option") for Substitute Option Shares (as hereinafter defined), at the election of Parent, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any Person that controls the Acquiring Corporation.

              (b) The Substitute Option shall have the same terms as the Option; provided, however, that if the terms of the Substitute Option cannot, because of applicable Law, be the same as the Option, such terms shall be as similar as possible and to the extent permitted by applicable Law in no event less advantageous to Parent than the Option. The issuer of the Substitute Option shall enter into an agreement with Parent in substantially the same form and terms as this Agreement (including the terms of this Article V) to memorialize the terms of the Substitute Option. The Substitute Option shall be exercisable for such number of Substitute Option Shares as is equal to the Market/Offer Price multiplied by the number of shares of Company Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 5.2(a), divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per Substitute Option Share shall then be equal to the Exercise Price multiplied by a fraction, the numerator of which shall be the number of shares of Company Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 5.2(a) and the denominator of which shall be the number of Substitute Option Shares for which the Substitute Option is exercisable.

              (c) In addition to any other restrictions or covenants, the Company agrees that it shall not enter or agree to enter into any transaction described in Section 5.2(a) unless the Acquiring Corporation and any Person that controls the Acquiring Corporation assume in writing all the obligations of the Company hereunder and agree for the benefit of Parent to comply with this
Article V.

              (d) For purposes of this Section 5.2, the following terms have the meanings indicated:

                  "Acquiring Corporation" shall mean (i) the continuing or surviving Person of a consolidation or merger with the Company (if other than the Company), (ii) the Company in a consolidation or merger in which the Company is the continuing or surviving or acquiring person, and (iii) the transferee of all or substantially all of the Company's assets.

                  "Substitute Option Shares" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or other persons similarly responsible for direction of the business and affairs) of a Person.

                  "Average Price" shall mean the average closing price per Substitute Option Share, on the principal trading market on which such shares are traded as reported by a nationally recognized source, for the ten (10) trading days ending on the second trading day preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the Substitute Option Shares on such market on the day preceding such consolidation, merger or sale; provided, however, that if the Company is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the Person merging into the Company or by any entity which controls or is controlled by such person, as Parent may elect.

                                   ARTICLE 6

                                  MISCELLANEOUS

         6.1 Total Profit.

              (a) Notwithstanding any other provision of this Agreement, in no event shall Parent's Total Profit (as hereinafter defined) exceed $1,200,000, less the amount of any Termination Fee paid pursuant to Section 7.3(b) of the Merger Agreement, and, if it otherwise would exceed such amount, Parent, at its sole election, shall either (i) reduce the number of shares of Company Common Stock subject to this Option, (ii) deliver to the Company for cancellation Option Shares previously purchased by Parent, (iii) limit the amount of the Option Repurchase Price or the Option Share Repurchase Price, (iv) pay cash to the Company, or (v) any combination thereof, so that Parent's actually realized Total Profit shall not exceed such amount after taking into account the foregoing actions.

              (b) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Parent pursuant to the Company's repurchase of the Option (or any portion thereof) pursuant to Section 5.1, (ii) (x) the amount received by Parent pursuant to the Company's repurchase of Option Shares pursuant to Section 5.1, less (y) Parent's purchase price for such Option Shares, (iii) (x) the net cash amounts (and the fair market value of any other consideration, valued as of the date of receipt of such consideration by the Parent) received by Parent pursuant to any consummated arm's-length sales of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) Parent's purchase price of such Option Shares, (iv) any cash amounts (and the fair market value of any other consideration, valued as of the date of receipt of such consideration by the Parent) received by Parent pursuant to any consummated arm's-length transfers of the Option (or any portion thereof) to any unaffiliated party, and (v) any amount equivalent to the foregoing with respect to the Substitute Option.

         6.2 Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement, including, without limitation, to vest in Parent good and marketable title, free and clear of all Liens (other than those imposed by reason of the action of Parent), to any Option Shares purchased hereunder.

         6.3 Division of Option; Lost Options. The Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Parent, upon presentation and surrender of this Agreement at the principal office of the Company, for other agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of Option Shares purchasable hereunder. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft or destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new agreement of like tenor and date.

         6.4 Certain Filings; Listing.

              (a) If so requested by Parent, promptly after the date hereof, the Company shall make all filings which are required under any applicable Law, and the parties shall furnish to each other such necessary information and reasonable assistance as may be requested in connection with the preparation of filings and submissions to any Governmental Authority, including, without limitation, filings under the provisions of any applicable Law. The Company shall supply Parent with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between the Company and its representatives and any Governmental Authority with respect to this Agreement and the transactions contemplated hereby.

              (b) If the Company Common Stock or any other securities to be acquired upon exercise of the Option are then listed on NASDAQ (or any national securities exchange or other nationally recognized exchange or trading system), the Company, upon the request of Parent, will promptly file an application to list the shares of Company Common Stock or such other securities to be acquired upon exercise of the Option on NASDAQ (and any such other national securities exchange or other nationally recognized exchange or trading system) and will use reasonable best efforts to obtain approval of such listing as promptly as practicable.

              (c) Each of Parent and the Company shall use reasonable best efforts to make all filings with, and to obtain consents of, all third parties and regulatory and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

         6.5 Notices. All notices, claims, demands and other communications hereunder shall be deemed to have been duly given or made in accordance with the terms set forth in the Merger Agreement.

         6.6 Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "herein" and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         6.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

         6.8 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         6.9 Amendments; Assignment. This Agreement may not be amended except by written agreement by all the parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement, including without limitation, the rights granted in Articles 1, 4 and 5, shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties, and any purported assignment without such consent shall be void; provided, however, that Parent may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent without such consent.

         6.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

         6.11 Governing Law; Enforcement. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the Law of the State of Delaware. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto, (a) consents to submit itself to the personal jurisdiction of the state courts in the State of Delaware the event any dispute arises out of this Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the state courts in the State of Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby.

         6.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Stock Option Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                PROGRESS SOFTWARE CORPORATION

                                By:  /s/ Joseph W. Alsop
                                     ---------------------------------------
                                     Name:  Joseph W. Alsop
                                     Title:  Chief Executive Officer

                                EXCELON CORPORATION

                                By:  /s/ Joseph M. Bellini
                                     ---------------------------------------
                                     Name:  Joseph M. Bellini
                                     Title:  Chief Executive Officer